UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/08/2011

FLIR Systems, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-21918

Oregon	93-0708501
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

27700 SW Parkway Avenue, Portland, Oregon 97070
(Address of principal executive offices, including zip code)

(503) 498-3547
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On February 8, 2011, FLIR Systems, Inc. ("FLIR") entered into an unsecured $200 million five-year revolving credit agreement ("New Credit Agreement"), effective immediately, among FLIR, certain subsidiaries as Designated Borrowers, the lenders named therein, Bank of America, N.A., as Administrative Agent; U.S. Bank National Association, as Syndication Agent; JP Morgan Chase Bank N.A, as Documentation Agent; and other Lenders.

In connection with its entry into the New Credit Agreement, FLIR terminated, effective February 8, 2011, its existing $300 million five-year revolving credit agreement (the "Existing Credit Agreement"), dated as of October 6, 2006, among FLIR, certain subsidiaries as Designated Borrowers, the lenders named therein, Bank of America, N.A., as Administrative Agent; Union Bank of California, N.A., as Syndication Agent; U.S. Bank National Association, as Documentation Agent; and other Lenders. No early termination penalties were incurred by FLIR as a result of the termination of the Existing Credit Facility.

Under the New Credit Agreement, FLIR may designate its subsidiaries as borrowers for which FLIR and its Material Domestic Subsidiaries will act as guarantors. Borrowing rates under the New Credit Agreement are determined at FLIR's option at the time of each borrowing and are generally based on either the prime lending rate of Bank of America, N.A. or the rate of interest paid for deposits in the relevant currency, plus a specified margin based on an established consolidated total leverage ratio grid. Subject to certain conditions precedent, FLIR has the right at any time to increase the total amount of its commitments under the New Credit Agreement by an aggregate additional amount not to exceed $150 million. FLIR is obligated to pay a commitment fee based on the average daily unused amount of the commitments under the New Credit Agreement. The provisions of the New Credit Agreement, including representations, warranties, covenants and events of default, are less restrictive in comparison to the provisions of the Existing Credit Agreement. Unlike the Existing Credit Agreement, the New Credit Agreement is unsecured and contains only two financial covenants, a maximum consolidated total leverage ratio and a minimum interest coverage ratio. Borrowings under the New Credit Agreement may be used for general corporate purposes, including the issuance of letters of credit.

The foregoing description of the New Credit Agreement is qualified in its entirety by reference to the text of the New Credit Agreement, a copy of which will be filed as an exhibit to FLIR's Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The foregoing description of the Existing Credit Agreement is qualified in its entirety by reference to the text of the Existing Credit Agreement, a copy of which was filed as Exhibit 10.1 to FLIR's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 12, 2006.

Some of the financial institutions party to the New Credit Agreement and the Existing Credit Agreement and their respective affiliates have performed, and/or may in the future perform, various commercial banking, investment banking and other financial advisory services in the ordinary course of business for FLIR and its respective subsidiaries, for which they have received, and/or will receive, customary fees and commissions.

Item 1.02.    Termination of a Material Definitive Agreement

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 1.02.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLIR Systems, Inc.

Date: February 14, 2011	By:	/s/ David A. Muessle
David A. Muessle
Vice President and Corporate Controller (Principal Accounting Officer)